Exhibit 10.39


                              EMPLOYMENT AGREEMENT



                  This Employment Agreement ("Agreement") is made and effective as of February 10, 2006 between TEMECULA VALLEY BANK, a California state-chartered banking corporation ("Bank") and FRANK BASIRICO, JR. ("Executive").

                                  R E C I T A L

                  Bank desires that Executive be employed as Executive Vice President and Chief Administrative Officer of Bank and Executive desires to be so employed subject to the terms and conditions herein stated.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

                  1. TERM OF EMPLOYMENT.

         1.1. Term. Bank hereby agrees to employ Executive, and Executive hereby accepts employment with Bank, for the period ("Term") commencing February 23, 2006 ("Commencement Date"), and terminating on such date and upon such terms as provided for in Section 4 hereof.

         2. DUTIES OF EXECUTIVE.

         2.1. Duties. Executive shall perform the duties of Executive Vice President and Chief Administrative Officer, as assigned by Bank's Chief Executive Officer, subject to the powers by law vested in the Board of Directors of Bank and in Bank's Shareholder. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and Bank's Articles of Incorporation and Bylaws.

         2.2. Exclusivity. Executive shall devote substantially all of Executive's productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors of Bank, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may (i) make investments of a passive nature in any business or venture; and (ii) serve in any capacity in civic, charitable or social organizations, provided, however, that such investments or services shall not be in competition, directly or indirectly, in any manner with Bank.

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         3. COMPENSATION AND BENEFITS.

         3.1. Salary. For Executive's services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive $250,000 during the Term ("Base Salary"), beginning with the Commencement Date, payable in equal installments in accordance with Bank's normal payroll periods as in effect from time to time. The Board of Directors shall also, from time to time, grant such additional "merit" increases, if any, in the Base Salary as are determined after review to be appropriate in the discretion of the Board of Directors.

         3.2. Bonus. For each year within the Term, Executive shall be entitled to an Incentive Bonus, determined in accordance with this Section, if the Threshold Test is met. The Threshold Test shall be deemed to have been met if:
(i) Bank's regular outside independent loan reviewer gives a favorable review of the overall loan quality of Bank; and (ii) the latest report of supervisory activity relative to Bank issued by Bank's principal bank regulator rates Bank operations no less than satisfactory. The Incentive Bonus shall equal 1% of Bank's Pre-Tax Profit. Pre-Tax Profit shall equal the consolidated net income of Temecula Valley Bancorp Inc. ("Company") after the payment of all bonus amounts paid by Bank but before the payment of taxes. The Incentive Bonus shall be payable in January of the year following completion of the fiscal year on which it is based, or as soon thereafter as is practicable after Bank's or its parent's outside accountants have delivered their report on Bank's and its parent's condition and results of operations. Notwithstanding the foregoing, Executive shall be entitled to an Incentive Bonus for the portion of the Term in 2006, payable in January 2007 or as soon thereafter as is practicable after Bank's or its parent's outside accountants have delivered their report on Bank's and its parent's condition and results of operations, prorated as follows:
Pre-Tax Profit for fiscal year 2006 x 1%, divided by 12, multiplied by the number of full calendar months in 2006 within the Term.

         3.3. Vacation. Executive shall be entitled to 20 days of vacation leave each year of the Term accruing in accordance with Bank policy. Vacation time shall not accumulate but at the end of each year of the Term, Executive shall be entitled to vacation pay in lieu of vacation.

         3.4. Equipment. Bank shall provide for Executive's use a luxury automobile, the selection of which shall be within the discretion of the Chief Executive Officer. Bank shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related to such automobile during the Term. Executive shall be responsible for taxes in connection with any non-cash compensation relative to personal use of the automobile. Bank shall also provide Executive with a cellular phone for Executive's reasonable use in the performance of his duties hereunder. Bank shall pay all reasonable expenses in connection with the business use of such cellular phone.

         3.5. Group Medical and Other Benefits. Bank shall provide for Executive participation in the medical, dental, vision, life insurance program, long-term disability coverage, voluntary life insurance programs and other benefit plans offered to other similarly titled employees of Bank, commencing on the first day of the month following Executive's start date, except that Executive will not become eligible to participate in Bank's 401(k) Plan until the first day of the month following the 90th day after the Commencement Date.

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         3.6. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank's personnel policy. Accrued sick leave may not be carried over from prior periods and Executive shall not be entitled to be paid in lieu thereof.

         3.7. Stock Options. As soon as practicable and when legally permissible after the Commencement Date, Executive shall receive an incentive stock option under a plan ("Plan") maintained by the Company which will entitle Executive, upon vesting, to purchase up to an aggregate of 20,000 shares of Company's common stock. The vesting schedule shall provide for vesting of one-third of the options at the end of each of the next three successive 12 month periods of the Term, subject to all applicable provisions of the Plan and the stock option agreement to be entered into by Executive and Company.

         3.8. Salary Deferment Program. Bank will use its best efforts to afford Executive, as soon as practicable after the Commencement Date, a salary deferment plan that is acceptable to Bank and Executive.

         3.9. Salary Continuation Plan. Subject to Executive's successful passing of any required physical examination and insurability, as determined by Bank and Bank's insurance provider, Executive shall receive a salary continuation plan that provides for an annual $100,000 benefit when Executive reaches the age of 65 for up to 15 years, and a fully vesting death benefit for the benefit of Executive's family, subject to specific terms and conditions to be agreed upon by Executive and Bank.

         3.10. Additional Compensation. Executive shall be entitled to receive the lesser of: (i) $100,000 or (ii) the difference between (a) the exercise prices of CVB Financial Corporation ("CVBF") options to purchase common stock issued to Executive and scheduled to become exercisable in March and June 2006 ("Vesting Options") and (b) the closing price of CVBF common stock on the Commencement Date, as quoted on NASDAQ.com, multiplied by the number of Vesting Options, only in the instance where the exercise price of the Vesting Options is less than the applicable closing price (the "Additional Compensation"). Each 1/12th of the Additional Compensation shall be payable on the first day of each month, beginning March 1, 2006 and continuing for 11 successive months thereafter.

         3.11. Designation of Beneficiaries. Executive may designate in writing (only on a form requested by Executive and provided by Bank and delivered by Executive to Bank before Executive's death or permanent disability, as determined by the Board of Directors) primary and contingent beneficiaries to receive the balance of any payments under Section 3.10, 4.3(b) or 4.3(c) that are not made prior to Executive's death or permanent disability, as determined by the Board of Directors, and the proportions in which such beneficiaries are to receive such payments. The total amount of the balance of such payment shall be paid to such beneficiaries in a single unreduced lump sum payment made within ninety (90) days following Executive's death or permanent disability, as determined by the Board of Directors. Executive may change beneficiary designations from time to time by completing and delivering additional such forms to Bank. The last written beneficiary designation delivered by Executive to Bank prior to Executive's death will control. If Executive fails to designate a beneficiary in such manner, or if no designated beneficiary survives Executive, then Executive's payment balance shall be paid to Executive's estate in an unreduced lump sum payment within ninety (90) days following Executive's death.

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         4. TERMINATION.

         4.1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank's option with notice to Executive, upon the occurrence of any of the following events:

                  (a) A material breach by Executive of any of the express terms or provisions of this Agreement;

                  (b) Executive is charged with criminal activity or pleads guilty to or nolo contendere to, criminal activity;

                  (c) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

                  (d) Executive fails to perform or neglects Executive's duties or commits an act of malfeasance or misfeasance in connection therewith;

                  (e) Executive becomes permanently disabled, as determined in good faith by the Board of Directors;

                  (f) Any regulatory agency having jurisdiction over Bank or Company requests Executive's dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

                  (g) Any supervisory or regulatory authority takes possession of the property and business of Bank; or

                  (h) The death of Executive.


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         4.2. Termination Without Cause. During the Term, subject to provisions specifically intended to survive termination, this Agreement may be terminated by either party without cause upon written notice to the other.

         4.3. Compensation Upon Termination.

                  (a) If Executive's employment is terminated by Bank pursuant to Section 4.1 above, or by Executive pursuant to Section 4.2, Executive shall then only be entitled to receive his Base Salary through the effective date of such termination except as otherwise specifically provided in Section 3.11.

                  (b) If Executive's employment is terminated: (i) by Bank or any successor to Bank within six months before the completion of a Change of Control or within one year after completion of a Change of Control, as defined in Section 4.4, and Section 4.1 is not applicable to such termination; or (ii) by Executive for a Good Reason (as defined in this Section 4.3) within six months before the completion of a Change of Control or within one year after completion of a Change of Control, subject to any limitations on payments under applicable federal or state law, Executive shall be entitled to the lesser of $1,000,000 or: (x) the same amount as if the termination had been pursuant to
Section 4.1; and (y) an amount equal to Executive's annual Base Salary (as in effect immediately prior to termination) multiplied by two; and (z) the average of the Incentive Bonus received by Executive for the last two fiscal years ended immediately prior to the Change of Control multiplied by two (and if less than two full fiscal years have lapsed since the Commencement Date, then the amount shall be the amount of Incentive Bonus actually paid for the most recent full fiscal year prior to termination multiplied by two) ((x) plus (y) plus (z) is the ("CoC Severance Payment"). The CoC Severance Payment shall be payable (without interest or other adjustment) over 120 months, in equal installments, on the first day of each month commencing with the first such day of the first full month after the effective date of the termination of Executive's employment and continuing for 119 successive months thereafter.

                  (c) If Executive's employment is terminated by Bank or any successor to Bank pursuant to Section 4.2, and Section 4.3(b)(i) is not applicable to such termination, subject to limitations on payments under applicable federal or state law, Executive shall be entitled to: (i) the same amount as if the termination had been pursuant to Section 4.1; and (ii) an amount equal to Executive's annual Base Salary (as in effect immediately prior to termination) ((i) plus (ii) is the "Other Severance Payment") . The Other Severance Payment shall be payable (without interest or other adjustment) over 12 months, in equal installments, on the first day of each month.


         For purposes of this Agreement, "Good Reason" means, except in the case of death or retirement (i) Executive's then current level of annual Base Salary is reduced; or (ii) there is any reduction in the employee benefit coverage provided to Executive (excluding the Incentive Bonus) from the coverage levels in effect immediately prior to the Change of Control, unless Company or Bank, or any successor thereto, provide substantially equivalent employee benefits to Executive, provided, however, that termination by Executive for Good Reason must be made by Executive in good faith.

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         4.4. Vesting of Options Upon Change of Control. Executive's option agreements covering Company stock options to be issued to him, from time to time, shall provide that in the event of a Change of Control (as defined below), all options shall vest immediately prior to any Change of Control. "Change of Control" means: (a) more than 50% of Company's voting stock is transferred to a person or entity that is not, prior to the transaction, a Bank "Affiliate," as that term is defined in 12 U.S.C. Section 371c or (b) a merger, consolidation or other transaction or series of transactions pursuant to which Company's shareholders prior to such transaction or series of transactions own less than 50% of the voting control of the resulting entity after such transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur as a result of any transaction whose primary purpose is to change the jurisdiction of incorporation of Company or Bank.

         4.5. Other Employment. In the event of termination of Executive under
Section 4.2 and payment by Bank of the Severance Payment under Section 4.3, Executive agrees not to seek or accept employment in the banking industry for performance of services within a 25 mile radius of every location Bank maintains an office for a period of one year from the effective date of termination. If Executive chooses to accept such employment, he shall not be entitled to the Severance Payment and to the extent paid, the amount shall be repaid by Executive immediately to Bank.

         5. GENERAL PROVISIONS.

         5.1. Ownership of Books and Records; Confidentiality.

                  (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by Bank or Company or used by them in connection with the conduct of Bank or Company business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank and/or Company regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment; and

                  (b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank and Company, including its operations and business, and the identity of Bank customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with Bank.


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         5.2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive.


         5.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

          to Bank:          Temecula Valley Bank
                            27710 Jefferson Drive, Suite A100
                            Temecula, CA  92590
                            Attn:    Stephen H. Wacknitz, President/
                            Chief Executive Officer
                            Facsimile:   (951) 694-9194

          with a copy to:   Stephanie E. Allen, Esq.
                            McAndrews, Allen & Matson
                            1100 South Coast Highway, Suite 308
                            Laguna Beach, CA  92651
                            Facsimile:   (949) 497-0291

          to Executive:     Frank Basirico, Jr.
                            _____________________________________

                            _____________________________________

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

         5.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

         5.5. Entire Agreement. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

         5.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

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         5.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

         5.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

         5.9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

         5.10. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof, shall not be affected thereby.

         5.11. Attorneys' Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

         5.12. Limitation on Payments. This Agreement is made expressly subject to the provisions of law codified at 12 U.S.C. 1828(k) and applicable regulations which regulate and prohibit certain forms of benefits to Executive. Executive acknowledges that he understands these sections of law and that Bank's obligations to make payments hereunder are expressly relieved if such payments violate these sections of law or regulation or any successors thereto.

         5.13. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.


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                  IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                  Bank:     TEMECULA VALLEY BANK


                            By:  /s/ Stephen H. Wacknitz
                                 ---------------------------------------
                                 Stephen H. Wacknitz
                                 President and Chief Executive Officer


                  Executive:     /s/ Frank Basirico, Jr.
                                 ---------------------------------------
                                 Frank Basirico, Jr.



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